Exhibit 99.1

CONTACT: John Hyre, Investor Relations

Commercial Vehicle Group, Inc.

(614) 289-5157

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES FOURTH QUARTER and FISCAL YEAR 2013 RESULTS

NEW ALBANY, OHIO, February 12, 2014 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported financial results for the fourth quarter and fiscal year ended December 31, 2013.

Fourth Quarter 2013 Results

Fourth quarter 2013 revenues were $183.0 million compared to $173.4 million for the prior-year period, an increase of 6 percent, primarily driven by increased North American Class 8 production levels in the fourth quarter of 2013. Operating income for the fourth quarter was $8.0 million compared to an operating loss of $2.3 million for the prior-year period. Net income was $1.1 million for the fourth quarter, or $0.04 per diluted share, compared to a net loss of $5.6 million, or $(0.20) per diluted share in the prior-year period. Diluted shares outstanding were 29.0 million for the quarter compared to 28.4 million for the prior-year period.

Fiscal Year 2013 Results

Revenues for the year ended December 31, 2013 were $747.7 million, compared to $857.9 million for the prior year, a decrease of $110.2 million, or 13 percent, due primarily to a production decrease in the North American Class 8 production levels and reduced volumes in the global construction end markets CVG serves. Operating income for the year ended December 31, 2013 was $6.4 million compared to $44.1 million for the prior year. Net loss for the year ended December 31, 2013 was $12.4 million, or $(0.44) per diluted share, compared to net income of $50.0 million, or $1.76 per diluted share, in the prior year. The decline in net income was a result of a decline in sales volume due to market conditions and an income tax benefit of $27 million recorded for the year ended December 31, 2012 primarily related to the release of a valuation allowance. As disclosed in prior 2013 releases, the pre-tax impact on 2013 net income included $2.8 million of strategic third-party consulting services, $2.5 million expense related to the change in the Company’s executive leadership, $1.8 million of charges for employee separations and $2.7 million of asset impairments of manufacturing equipment and IT systems.

The Company did not have any outstanding borrowings under its asset-based revolver at December 31, 2013 and, as a result, was not subject to any financial maintenance covenants. In addition, the Company had $72.7 million of cash at December 31, 2013 and $29.7 million of availability from its asset-based revolver for total liquidity of $102.4 million.

“Our full-year 2013 revenues were impacted by an 11 percent decline in North American Class 8 production levels when compared to full-year 2012. During 2013, our global construction revenues also declined when compared to 2012, principally due to customer destocking and industry declines in all regions CVG serves. We were pleased that the cost containment actions we took helped improve our operating performance in the fourth quarter, including adjustments to our SG&A expense in part to reposition the Company for growth. As we invest to further develop the Company, we anticipate our SG&A spend will return to a more normalized, historical level,” said Richard Lavin, President and CEO of Commercial Vehicle Group.

“We remain focused not just on our cost rationalization goals, but also on a diversification strategy to position the Company for future profitable growth and to reduce our cyclicality. During the year, we reorganized the leadership team, performed an in-depth evaluation of the business and established key initiatives to enhance our growth prospects and profitability. As we move into 2014 and continue the execution phase of our plan, we envision a Company that will be more global, better engaged with customers and offering products that enable the success of our customers,” Lavin added.

Management estimates the 2014 North American Class 8 truck production levels will be in the range of 250,000 to 275,000 units compared to 248,000 units built in 2013. The Company also expects that global production of mid- to heavy-construction equipment will be up modestly compared to 2013 levels.

Tim Trenary, Chief Financial Officer for Commercial Vehicle Group, stated, “We are taking the necessary steps to improve our cost structure and enhance our margins. Right sizing our manufacturing capacity, enhancing operational excellence and repurposing SG&A expenses are key elements of our efforts. We finished the year with a solid balance sheet and believe we have the liquidity to support the achievement of our goals to increase penetration of CVG’s end markets, enlarge our customer base and diversify geographically.”

Lavin concluded, “Looking forward, we are very encouraged by CVG’s potential for increased organic growth, especially in our construction and agriculture end markets and in the Asia-Pacific region. The past year was a period of evaluation, change and investment to position the Company for profitable growth. We believe that, over the long term, our efforts will deliver improved results and increased shareholder value.”

A conference call to discuss the contents of this press release is scheduled for Thursday, February 13, 2014, at 10:00 a.m. ET. To participate, dial (888) 713-4199 using access code 68338972. To pre-register for the conference call and receive a pin number visit:

https://www.theconferencingservice.com/prereg/key.process?key=P7UAUMULU

This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 73015915.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the construction, military, bus and agriculture markets and the specialty transportation markets. Our products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, cab structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. The Company is headquartered in New Albany, OH with operations throughout North America, Europe, Asia and Australia. Information about the Company and its products is available on the internet at: www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to fluctuations in our end markets, achievement of long-term growth objectives, growth and margin enhancement initiatives, valuation allowances in foreign jurisdictions and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company’s customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (ix) the Company’s ability to comply with the financial covenants in its revolving credit facility; and (x) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2012. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Revenues	$183,045	$173,357	$747,718	$857,916
Cost of Revenues	162,364	157,458	667,989	741,378

Gross Profit	20,681	15,899	79,729	116,538
Selling, General and Administrative Expenses	12,288	17,960	71,711	71,949
Amortization Expense	384	218	1,580	493

Operating (Loss) Income	8,009	(2,279)	6,438	44,096
Interest and Other Expense	5,310	5,160	21,226	21,014

(Loss) Income Before (Benefit) Provision for Income Taxes	2,699	(7,439)	(14,788)	23,082
(Benefit)/Provision for Income Taxes	1,602	(1,851)	(2,337)	(26,948)

Net (Loss) Income	1,097	(5,588)	(12,451)	50,030
Less: Non-controlling interest in subsidiary’s loss	(3)	(4)	(6)	(47)

Net (Loss) Income Attributable to CVG Stockholders	$1,100	$(5,584)	$(12,445)	$50,077

(Loss) Earnings per Common Share:
Basic	$0.04	$(0.20)	$(0.44)	$1.77

Diluted	$0.04	$(0.20)	$(0.44)	$1.76

Weighted Average Shares Outstanding:
Basic	28,815	28,404	28,584	28,230

Diluted	28,970	28,404	28,584	28,428

	December 31, 2013	December 31, 2012
	(Unaudited)	(Unaudited)
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash	$72,695	$68,369
Accounts receivable, net of reserve for doubtful accounts of $2,302 and $3,393, respectively	119,069	114,573
Inventories	80,133	88,481
Deferred income taxes	8,180	8,381
Other current assets	7,536	6,446

Total current assets	287,613	286,250

Property, plant and equipment, net of accumulated depreciation of $118,410 and $117,359, respectively	78,876	83,304
Goodwill	8,220	8,986
Intangible assets, net	20,348	23,001
Deferred income taxes	24,468	23,615
Other assets, net	12,916	14,509

Total assets	$432,441	$439,665

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$68,280	$58,063
Accrued liabilities	34,174	32,869

Total current liabilities	102,454	90,932

Long-term debt	250,000	250,000
Pension and other post-retirement benefits	17,323	28,273
Other long-term liabilities	2,686	4,152

Total liabilities	372,463	373,357

Stockholders’ Equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding; common stock, $0.01 par value per share; 60,000,000 shares authorized; 28,583,953 and 28,463,479 shares issued and outstanding, respectively	296	290
Treasury stock purchased from employees; 570,997 and 455,834 shares, respectively	(6,095)	(5,264)
Additional paid-in capital	229,137	223,822
Retained loss	(137,122)	(124,677)
Accumulated other comprehensive loss	(26,271)	(27,885)

Total CVG stockholders’ equity	59,945	66,286
Non-controlling interest	33	22

Total stockholders’ equity	59,978	66,308

Total liabilities and stockholders’ equity	$432,441	$439,665